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                                                                    Exhibit 23.4


The Board of Directors

Blue Giant Canada Limited


We consent to the inclusion of our report dated February 20, 1997 except for note 15 which is as of April 8, 1998, with respect to the balance sheet of Blue Giant Canada Limited as of December 31, 1996 and the statements of earnings and retained earnings and changes in financial position for the year then ended, which report appears in the Form S-4 of Clark Material Handling Company.


KPMG

Chartered Accountants

Richmond Hill, Canada
September 2, 1998